Exhibit 10.13

Summary Description of

Named Executive Officer Compensation

The current annual salaries of the named executive officers of TETRA Technologies, Inc. (TETRA) have been established by the Management and Compensation Committee (the Committee) of the Board of Directors, as follows: Geoffrey M. Hertel ($250,000); Stuart M. Brightman ($390,000); Joseph M. Abell ($250,000); Gary C. Hanna ($190,000); and, Raymond D. Symens ($325,000).

In addition to the foregoing and pursuant to the terms of the previously disclosed letter agreement dated March 20, 2002 by and between Mr. Hanna and TETRA, Mr. Hanna is entitled to receive a quarterly incentive compensation payment, not to exceed $65,000, based upon a percentage of the net production revenues at TETRA’s subsidiary, Maritech Resources, Inc. from sales of its oil and gas during such quarter, net of applicable royalties, production taxes, and a base amount. On February 1, 2008, Mr. Hanna provided notice to TETRA that he would be resigning as Senior Vice President of TETRA effective March 1, 2008. As a result of his resignation, the letter agreement will terminate on the effective date of Mr. Hanna’s resignation. Mr. Hanna’s incentive compensation payment for the first quarter of 2008 will be prorated for the period of his employment with TETRA during 2008, and he will receive no additional compensation following his resignation.

Each of the named executive officers has entered into an employment agreement in a form substantially identical to the form of agreement executed by all of TETRA’s employees. Each agreement evidences the at-will nature of employment and does not set forth or guarantee the term of employment, salary, or other incentives, all of which are entirely at the discretion of the Board of Directors. Each named executive officer is eligible to participate in TETRA’s incentive programs generally available to its salaried employees, including health, life, disability and other insurance and benefits, 401(k) Plan, Nonqualified Deferred Compensation Plan, and vacation, paid sick leave, and other employee benefits.